Exhibit 99.1

DLH Reports Third Quarter Fiscal Year 2016 Results

Atlanta, Georgia – August 4, 2016 – DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to Federal agencies, today announced financial results for its third quarter ended June 30, 2016.

•	Includes results from Danya acquisition since May 3 closing

•	Revenue: $25 million – up 49% over third quarter 2015 (including 5% organic growth)

•	Gross margin: 21.8% – an improvement of 370 basis points compared to the fiscal third quarter of 2015

•	Diluted earnings per share: $0.07 – an increase of 75% over the prior year third quarter

•	Senior debt reduced to $25.5 million (versus $30.0 million on closing of Danya transaction)

Management Discussion

“I am pleased to say that the addition and integration of Danya is proceeding very well, and we are on plan to bring our teams and systems together to build a better, stronger organization. In addition to working diligently to integrate Danya into DLH, we again posted improved results this quarter - including higher revenue, expanded margins, and solid cash flow - which we used to pay down some of the debt taken on for the transaction,” stated DLH President and Chief Executive Officer Zach Parker. “Solid operational execution and cash deployment continue to drive strong financial results at DLH. Our team remains focused on business integration, sound cost management, and strategic new business development as we position the Company for long-term growth and value creation,”

Results of Operations for the Three Months Ended June 30, 2016

Revenue

Revenue for the three months ended June 30, 2016 was $25.0 million, an increase of $8.2 million, or 49%, over the prior year quarter. The increase in revenue was due primarily to the acquisition of Danya on May 3, 2016, and continued expansion on existing contract vehicles.

Gross Margin

For the three months ended June 30, 2016, gross margin was approximately $5.5 million, an increase of approximately $2.4 million, or 80%, year-over-year reflecting higher revenue and improved contract performance. As a percentage of revenue, the third quarter gross margin rate of 21.8% increased by 370 basis points over the 18.1% gross margin in the prior year quarter. Favorable gross margin results were due principally to the contribution from Danya, more complex contracts, and effective cost management. The Company continues to focus on internal productivity measures to control costs and expand gross margins.

General and Administrative Expenses

For the three months ended June 30, 2016, general and administrative (“G&A”) expenses were approximately $3.4 million, an increase of approximately $1.1 million, or 49%, over the prior year quarter. G&A expenses were approximately 13.5% of revenue, equivalent with the fiscal third quarter of 2015. The increase in expenses was due principally to the addition of Danya, along with incremental program and operational resources to manage and grow the Company’s business.

Income from Operations

Income from operations for the three months ended June 30, 2016 was approximately $1.7 million, an increase of approximately $0.9 million, or 119%, over the prior year quarter. The improvement was due principally to the contribution from Danya, and expansion on legacy programs.

Other Expense, Net

Other expense, net, includes non-operational acquisition expenses, interest expense and amortization of deferred financing costs on debt obligations, and other miscellaneous non-operational items. For the three months ended June 30, 2016, other expense, net, was approximately $0.4 million, an increase of approximately $0.3 million over the prior year period.

Net Income

Net income for the three months ended June 30, 2016 was approximately $0.8 million, or $0.07 per diluted share, an increase of approximately $0.3 million, or $0.03 per share, over the prior year period. The increase was due principally to the operating contributions from the Danya transaction, net of acquisition, interest and amortization of deferred financing expenses.

Non-GAAP Financial Measures

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) for the three months ended June 30, 2016 was approximately $2.1 million, an improvement of approximately $1.3 million, or 153%, over the prior year three-month period. Growth is attributable to increased revenue and gross margin as previously described.

We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) as a supplemental non-GAAP measures of our performance. We define Adjusted EBITDA as net income adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses - equity grants.

This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measures as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations.

Reconciliation of GAAP net income to adjusted EBITDA, a non-GAAP measure:

	Three Months Ended
	June 30,
($ in thousands, except per share amounts)	2016	2015	Change
Net income	$776	$437	$339
(i) Interest and other (income) expense (net):
(i)(a) Interest and other expense	281	34	247
(i)(b) Acquisition expenses	93	—	93
(ii) Provision (benefit) for taxes	518	292	226
(iii) Depreciation and amortization	414	5	409
(iv) G&A expenses - equity grants	42	72	(30)
Adjusted EBITDA	$2,124	$840	$1,284

Weighted-average outstanding shares fully diluted	11,311	9,956	1,355

During the quarter, we acquired Danya International, LLC (“Danya”). We believe users of our financial statements wish to evaluate the performance of our underlying business, excluding the impact of acquisitions. We provide organic revenue growth as a non-GAAP measure to support this objective. To calculate organic revenue growth, we compare current year revenue less revenue from acquisitions to our prior year revenue.

Conference Call and Webcast Details

DLH management will discuss third quarter results in a conference call beginning at 11:00 AM Eastern Time on Thursday, August 4, 2016. Interested parties may listen to the conference call by dialing (844) 244-5605 and providing the operator with the conference ID 51439602. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing (855) 859-2056 and entering the conference ID 51439602.

About DLH

DLH (NASDAQ:DLHC) serves clients throughout the United States as a healthcare and human services provider to the Federal Government. The Company's core competencies include assessment & compliance monitoring, business process outsourcing, health IT systems integration and management, readiness and medical logistics, and pharmacy solutions. DLH has over 1,400 employees working throughout the country. For more information, visit the corporate website at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

COMMUNICATIONS	INVESTOR RELATIONS
Contact: Tiffany McCall	Contact: Chris Witty
Phone: 404-334-6000 x1799	Phone: 646-438-9385
Email: tiffany.mccall@dlhcorp.com	Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$24,989	$16,781	$58,482	$48,357
Direct expenses	19,533	13,743	46,885	40,055
Gross margin	5,456	3,038	11,597	8,302
General and administrative expenses	3,374	2,270	8,402	6,719
Depreciation and amortization expense	414	5	456	45
Income from operations	1,668	763	2,739	1,538
Total other income (expense), net	(374)	(34)	(1,076)	(723)
Income before income taxes	1,294	729	1,663	815
Income tax expense	518	292	666	326
Net income	$776	$437	$997	$489

Net income per share - basic	$0.08	$0.05	$0.10	$0.05
Net income per share - diluted	$0.07	$0.04	$0.09	$0.05

Weighted average common shares outstanding
Basic	10,154	9,552	9,812	9,580
Diluted	11,311	9,956	10,855	9,990

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	(unaudited)
	June 30, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,820	$5,558
Accounts receivable, net	7,276	3,286
Deferred taxes, net	982	982
Other current assets	1,299	429
Total current assets	12,377	10,255
Equipment and improvements, net	691	336
Deferred taxes, net	8,872	9,325
Goodwill and other intangible assets, net	43,009	8,595
Other long-term assets	161	113
Total assets	$65,110	$28,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$4,363	$—
Derivative financial instruments, at fair value	177	—
Accrued payroll	3,763	2,795
Accounts payable, accrued expenses, and other current liabilities	7,716	2,851
Total current liabilities	16,019	5,646
Debt obligations - long term	22,178	—
Other long term liabilities	150	109
Total liabilities	38,347	5,755
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 10,154 at June 30, 2016 and 9,551 at September 30, 2015	10	10
Additional paid-in capital	79,272	76,375
Accumulated deficit	(52,519)	(53,516)
Total shareholders’ equity	26,763	22,869
Total liabilities and shareholders' equity	$65,110	$28,624